Exhibit 10.46

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made by and between Atul Bhatnagar (the “Employee”) and Cambium Networks, Inc. (“Cambium” or the “Company”) (collectively, the “Parties”).

WHEREAS, the Company and Employee have agreed to terminate Employee’s employment with the Company Group (as defined below) and, in accordance with the terms of the Employee’s Employment Agreement, dated February 15, 2013, by and between the Employee and the Company (the “Employment Agreement”), the Company desires to provide the Employee with certain separation benefits and to resolve any claims that Employee has or may have against the Company and its affiliated persons and entities; and

WHEREAS, the Company desires to confirm certain post-employment obligations that Employee has to the Company and/or Cambium Networks Corporation (“Parent”) or any of their affiliates (collectively the “Company Group”), including with respect to confidential information and inventions, pursuant to his Employment Agreement and his Confidentiality, Invention Assignment, Non-Competition, and Non-Solicitation Agreement, signed by Employee on March 8, 2023 (the “Confidentiality Agreement”); and

WHEREAS, the Parties desire to resolve any and all issues between them with respect to the Employee’s employment at the Company Group and his termination from such employment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1.
Termination Date. The Parties acknowledge and agree that the Employee’s employment as Chief Executive Officer with the Company Group terminated on August 1, 2023 (the “Termination Date”), provided that the Employee will continue to serve as a member of the Parent’s Board of Directors (the “Board”), subject to any required shareholder approval with respect to Employee’s re-election, and provided further, that Employee shall be paid for services rendered through August 4, 2023.
2.
Wages and Salary. The Employee has received or will receive on the Termination Date payment for all wages (including, but not limited to, base salary, bonuses and commissions, overtime pay, incentive payments, and all accrued but unused paid time off) and benefits through and including the Termination Date that Employee earned during his employment with the Company Group. Employee understands and acknowledges that, apart from the terms and conditions of this Agreement, he shall not be entitled to any additional payments or benefits from the Company Group in his respect of his employment with the Company Group other than those expressly set forth in this Agreement. The Company shall reimburse Employee for all reasonable business expenses incurred in the performance of his services to the Company Group, upon receipt of supporting material for such expenses. In addition, Employee’s health care coverage shall terminate on August 31, 2023. Except as set forth in Section 3(b) below, Employee is eligible for continued health care coverage at his own expense pursuant to COBRA as will be more fully explained in a notice to be provided. Employee is not obligated to sign this Agreement in order to be paid accrued wages or to be eligible for COBRA coverage.
3.
Consideration.

(a) In exchange for and in consideration of the covenants and promises contained herein, including the Employee’s release of all claims against Cambium and the Released Parties as set forth in this Agreement, and in accordance with the terms and conditions of the Employment Agreement and subject to Paragraph 8 below, Cambium will provide the Employee with (i) an amount equal to the Employee’s monthly Base Salary (as in the amount paid as of the Termination Date) less applicable withholdings and deductions, for a period of twelve (12) months following the Termination Date, payable in accordance with the Company’s standard payroll practices and with the first payment to occur within 30 days following the Termination Date and such first payment to include the installment payments from the Termination Date to the date of such first payment, and (ii) a pro-rata portion of the Employee’s Annual Bonus (as defined in the Employment Agreement) for fiscal year 2023 based on actual results (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during fiscal year 2023 that the Employee was employed by the Company and the denominator of which is 365) payable at the same time as bonuses for such year are paid to other senior executives of the Company.

(b) In the event that Employee timely elects to obtain continued group health insurance coverage in accordance with federal law (COBRA), the Company will reimburse Employee, on a monthly basis, for the cost of the premiums for such coverage following the Termination Date, through the earlier of twelve (12) months or the date on which Employee first becomes eligible to obtain other group health insurance coverage; thereafter, Employee may continue to receive such continued group health insurance coverage at his own expense in accordance with COBRA. Employee must notify the Company promptly in the event he is offered equivalent health care coverage.

(c) For the avoidance of doubt, the Employee’s outstanding equity awards granted to the Employee under the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”) shall continue to vest in accordance with the terms of the applicable award agreements during the Employee’s continued service as a non-employee member of the Board, provided that the parties agree that the performance-based equity award granted to Employee on May 16, 2023 shall terminate and be cancelled as of the Termination Date without any payment due to Employee.

(d) The Employee acknowledges and agrees that unless the Employee enters into this Agreement, the Employee would not otherwise be entitled to receive the consideration set forth in Paragraph 3(a) and (b) above.

/2

(e) The Employee further acknowledges and agrees that: (i) the Employee shall not receive, and is not entitled to receive, any other payments, benefits or remuneration of any kind from the Company Group or the Released Parties, except as set forth in this Agreement, and (ii) the consideration set forth in Paragraphs 2, 3 and 4 of this Agreement constitute full accord and satisfaction for all amounts due and owing to the Employee, including all salary, wages, incentive compensation, commissions, paid time off, reimbursements or other payments, benefits or remuneration of any kind which may have been due and owing to the Employee.

(f) All payments made by the Company shall be subject to any mandatory deductions and withholdings.

4.
Indemnification and Insurance. Subject to applicable law, the Employee will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executives, officers or directors. The rights to indemnification conferred hereby shall include, to the extent permitted by applicable law, the right to be paid by the Company the legal fees and other costs, expenses and disbursements incurred in defending any action, suit, proceeding or investigation with respect to which the Employee is entitled to indemnification in advance of its final disposition subject to receipt by the Company of an undertaking by the Employee to repay such amount, or a portion thereof, if it shall ultimately be adjudicated that the Employee is not entitled to be indemnified by the Company pursuant hereto or as otherwise permitted by law, but such repayment by the Employee shall only be in an amount ultimately adjudicated to exceed the amount for which the Employee was entitled to be indemnified. The advances to be made pursuant to such right shall be paid by the Company to the Employee promptly following receipt by the Company of invoices or other evidence reasonably satisfactory to the Company.
5.
General Release. In consideration for the severance benefits outlined in this Agreement, to which Employee is not otherwise entitled, Employee, and anyone claiming through Employee or on Employee’s behalf, hereby generally and completely releases and waives each and every past, present, and future parent, division, subsidiary, partnership, owner, trustee, fiduciary, administrator, member, shareholder, investor, associate, affiliate, predecessor, successor and related company, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, the predecessors, successors, and assigns of each entity listed above, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of Employee’s signature to this Agreement, under federal, state, local, or common law, including but not

/3

limited to claims in any way related to Employee’s employment with the Released Parties, Employee’s separation from employment, the terms and conditions of Employee’s employment, any claims for breach of contract (express, implied or otherwise), including, but not limited to, any payments or benefits under any Cambium severance plan, stock option plan, or equity plan; the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act; the Illinois Minimum Wage Law; and all claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, the California Civil Code, the California Government Code, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under federal, state or local laws (“Released Claims”).

(a) Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Employee (or his attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Employee’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Agreement does bar any claim that Employee might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Agreement. This Agreement does not limit Employee’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Further, nothing in this Agreement prohibits Employee from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or harassment, when Employee has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, harassment, discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of

/4

harassment or discrimination, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.

(b) Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any claim to indemnity under section 2802 of the California Labor Code, any rights Employee may have under COBRA, any rights Employee may have under any ERISA-covered employee benefit plan, and does not release Employee’s eligibility for indemnification in accordance with applicable laws, the articles, charter and bylaws of the Company.

(c) Employee acknowledges that he has been advised or has had an opportunity to seek advice by legal counsel and he is, by this Agreement, waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and he expressly waives such rights as quoted below:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee hereby expressly waives any rights he may have under any other statute or common law principles of similar effect.

(d) Release of Claims Under the Age Discrimination in Employment Act. The Employee specifically releases the Released Parties from any and all claims, actions, causes of action, obligations for damages (including but not limited to compensatory, exemplary and punitive damages), losses, expenses, attorneys' fees or costs, back pay, loss of earnings, debts, reinstatement, for causes of action that he may have as of the date on which this Agreement is executed (the “Execution Date”) arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621, et seq. and its state or local equivalent (“ADEA”). The Employee further agrees that:

i.
his waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
ii.
he understands the terms of this Agreement;
iii.
the consideration provided in this Agreement represents consideration over and above that to which he would be entitled, that the consideration would not have been provided had he not signed this Agreement, and that the consideration is in exchange for the signing of this Agreement;

/5

iv.
the Employee is hereby advised in writing to consult with his attorney prior to executing this Agreement, and he affirms he has done so;
v.
the Employee has been given a period of twenty-one days (21) within which to consider this Agreement;
vi.
following the Execution Date, the Employee has seven (7) days in which to revoke this Agreement as to claims under the ADEA, only, by written notice as provided in Paragraph 12 of this Agreement;
vii.
this Paragraph 5(d) does not waive rights or claims that may arise under the ADEA after the Execution Date but does waive claims that may arise under the ADEA that before and including the Execution Date.

(e) The Employee hereby waives any right that the Employee may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by the Employee or not other than claims that by law may not be released.

6.
Non-Disclosure. Notwithstanding anything contained in this Agreement or any other agreement to the contrary, neither Employee nor any other person shall be prohibited from making truthful statements in connection with any litigation, arbitration, deposition or other legal proceeding, or as may be required by law, any subpoena or any governmental or quasi-governmental authority. Nothing in this Agreement prevents employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that employee has reason to believe is unlawful. The U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct. Nothing in this Agreement prevents the disclosure of acts or omissions in the workplace which Employee has reason to believe are unlawful such as discrimination or harassment.
7.
Continuing Obligations.

(a) Board Duties. Employee expressly acknowledges that while Employee continues to serve on the Board, the Employee shall be subject to fiduciary duties with respect to the Company Group, including Employee’s duty of loyalty to the Company Group.

/6

(b) Confidential Information. Subject to the exceptions set forth above, the Employee hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company Group with respect to the nondisclosure, nonuse and protection of the Company Group’s confidential information, including as expressly set forth in Paragraph 1 of the Confidentiality Agreement and Section 10(a) of the Employment Agreement.

(c) Inventions. The Employee hereby acknowledges and agrees to adhere to his continuing contractual and legal obligations to the Company Group with respect to inventions and work product, including as expressly set forth in Paragraph 2 of the Confidentiality Agreement and Section 10(e) of the Employment Agreement.

(d) Non-Solicitation/Noncompetition. Employee acknowledges that as a member of the Board, he has fiduciary duties not to engage in activities which would constitute a conflict of interest with the Company such as competing with it or soliciting its current employees. The Employee hereby acknowledges and agrees to adhere to his continuing legal obligations to the Company Group with respect to non-solicitation, including as expressly set forth in Paragraph 3 of the Confidentiality Agreement. Employee acknowledges and agrees that even after his Board service ends, he may not use confidential or proprietary information to compete with the Company or to solicit its employees.

(e) Return of Property. The Employee agrees and acknowledges that all written materials, records, documents, electronic files and any other tangible items made by the Employee or coming into his possession during his employment by the Company Group concerning the business or affairs of the Company Group are the sole property of Cambium. The Employee represents and warrants that, as of the Termination Date: (i) he has returned to the Company all such Company Group property (and any copies thereof), including, but not limited to, all identification cards, keys, credit cards, documents, computers, cell phones, and disks, as well as all materials containing confidential information, in any form, other than as needed in connection with his service to the Company as a member of the Board of Directors; and (ii) he has destroyed (and not retained) any of the Company Group’s confidential information on his personal computer (or any other personal electronic device in his possession, custody or control); provided, however, that the Employee shall be entitled to retain the mobile telephone and laptop issued to him by the Company, following disconnection by the Company’s IT staff of all Company Group property on such laptop and mobile telephone. Employee shall be entitled to port the mobile telephone number to his own service. Notwithstanding anything in this paragraph to the contrary, Employee is not required to return Company Group Property that is essential to his performance of his duties as a Board member until after his service ends at which time he must comply with this paragraph in all respects as to any Company Group Property retained for purposes of his Board service.

(f) Blue-Penciling. If, at the time of enforcement of any of the provisions of Paragraph 7 of this Agreement (or the provisions of the Employment Agreement or the Confidentiality Agreement), it shall be adjudged that the obligations, duration, scope,

/7

geographic area or other restrictions stated therein are unreasonable under circumstances then existing, the Employee and the Company agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(g) Survival; Reasonableness. The Employee acknowledges and agrees that the provisions of Paragraph 7 of this Agreement (the Confidentiality Agreement) survive the termination of his employment and remain binding. The Employee further acknowledges and agrees that the provisions of Paragraph 7 of this Agreement (and the provisions of the Employment Agreement and the Confidentiality Agreement) are reasonable and necessary to protect the legitimate business interests of the Company Group.

(h) Transition Cooperation. In consideration for the payments and agreements set forth herein, Employee will cooperate in the transition of his work related to the business issues and projects Employee was involved in while employed by the Company Group and Employee will be available to provide such transitional assistance as may be requested by the Company, provided there is no interference with any other employment Employee may then have.

(j) Severability. If any term of this Agreement is to any extent invalid, illegal, or incapable of being enforced, such term shall be excluded to the extent of such invalidity, illegality, or unenforceability; all other terms hereof shall remain in full force and effect.

8.
Section 409A Compliance. The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of being exempt from or satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any applicable taxes incurred by the Employee on compensation paid or provided to the Employee pursuant to this Agreement. In the event that any compensation to be paid or provided to Employee pursuant to this Agreement is subject to the restrictions on payments to “specified employees” (as defined in Section 409A), then the Company may delay such payment for the minimum period required in order to comply with such provisions and avoid the imposition of any additional taxes or interest under Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
9.
Entire Agreement. The Employee acknowledges and agrees that this Agreement reflects the entire agreement between the Parties regarding the subject matter

/8

hereof and fully supersedes any and all prior agreements and understandings between the Parties hereto, except for the Employment Agreement and Confidentiality Agreement, each of which remains valid and binding and shall continue in full force and effect. There is no other agreement except as stated herein. The Employee acknowledges that the Company Group has made no promises to the Employee other than those contained in this Agreement.
10.
Modification. This Agreement may not be changed unless the change is in writing and signed by the Employee and an authorized representative of the Company.
11.
General Provisions. The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties, regardless of who drafted it. This Agreement may be signed in counterparts and may be delivered by facsimile or electronic mail. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.
12.
Review Period. The Employee understands that the Company has given him a period of twenty-one (21) calendar days to review and consider this Agreement before signing it (the “Review Period”). The Employee further understands that he may use as much of this period as he wishes prior to signing this Agreement and should Employee sign and return the Agreement prior to the expiration of the Review Period, he waives any remaining portion thereof. The Employee acknowledges and agrees that he must sign and return the original Agreement to Cambium, c/o Vice President, Human Resources, 3800 Golf Road, Suite 360, Rolling Meadows, Illinois 60008 (“Cambium’s Representative”), no later than the expiration of the Review Period and that, if he fails to do so, the entire Agreement shall be null and void and the Parties shall have no obligations under the Agreement to one another. The Employee acknowledges that, to the extent that he decides to sign this Agreement prior to the expiration of the above period, such decision was knowing and voluntary on his part.
13.
Revocation Period. The Employee may revoke this Agreement within seven (7) calendar days of the date on which he signs it (the “Revocation Period”) by delivering a written notice of revocation to Cambium, c/o Cambium’s Counsel, 3800 Golf Road, Suite 360, Rolling Meadows, Illinois 60008, no later than the close of business on the seventh day after the Execution Date. This Agreement shall not be effective or enforceable and no payments will be made hereunder until: (a) the Employee has signed and returned this Agreement to the Company within the review period set forth above, (b) the Revocation Period has expired without the Employee exercising his revocation right (the “Effective Date”). To be valid the notice of revocation must be postmarked no later than the seventh day after the execution of the Agreement.

/9

14.
Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of California, without regard to its conflicts or choice of law principles.
15.
Arbitration. The Parties agree that any and all disputes between the Employee and Cambium arising out of, relating to or concerning this Agreement or the Employee’s employment shall be submitted exclusively to confidential, final and binding arbitration before the American Arbitration Association. The Parties hereby agree to arbitrate any disputes, in Santa Clara County, State of California, under the American Arbitration Association’s then existing Employment Arbitration Rules which can be found at https://adr.org/sites/default/files/EmploymentRules_Web_2.pdf, and both parties specifically consent to personal jurisdiction in such forum. To the extent the law allows for a post employment dispute, each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the Parties to the arbitration. The arbitrator shall provide a written decision Nothing herein shall prevent the Company from seeking and obtaining injunctive relief from a court with respect to any violation or potential violation of any of the provisions of Paragraph 7 of this Agreement. The Parties specifically waive their respective right to a trial by jury for any dispute, claim, controversy, or cause of action arising out of, relating to or concerning this Agreement. To the extent the law allows, the Arbitrator may award fees and costs to the prevailing party.
16.
Legal Counsel. The Employee is hereby advised of his right to consult with an attorney before signing this Agreement. The Employee hereby acknowledges the Employee’s right to consult with an attorney at his own expense.

/10

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

CAMBIUM NETWORKS, INC. By: _Robert S. Amen_______________ Name: Robert S. Amen_______________ Title: Chairman of the Board__________ Date: August 8, 2023_________________	ATUL BHATNAGAR By: /s/ Atul Bhatnagar___________ Date: August 6, 2023____________________________

/11